Exhibit 99.1


     CB&I Reports Strong Third Quarter Results; Net Income Up 37%;
              Revenues Up 56%; Backlog Continues to Grow

    THE WOODLANDS, Texas--(BUSINESS WIRE)--Oct. 29, 2003--CB&I (NYSE:CBI) today reported its net income increased 37% to $18.0 million or $0.37 per diluted share for the three months ended Sept. 30, 2003, exceeding Wall Street consensus estimates by $0.01 per share, compared with $13.2 million or $0.29 per diluted share for the third quarter of 2002. Net income for the first nine months of 2003 increased 32% to $47.3 million or $1.00 per diluted share, compared with $35.8 million or $0.81 per diluted share for the first nine months of 2002.
    For the three months ended Sept. 30, 2003, sales exceeded plan with new business taken reported at $445 million compared with $435 million in 2002. Significant new contracts during the quarter included the previously announced liquefied natural gas (LNG) terminal project in the southern United States. New business taken for the first nine months of 2003 was $1.31 billion compared with $1.27 billion for the same period last year. Backlog at Sept. 30, 2003, stood at $1.6 billion compared with $1.3 billion at the end of the third quarter 2002.
    "Visibility of CB&I's revenues continues to improve with the Company's growing backlog, as new business taken has again exceeded revenues for the quarter. In addition, CB&I continued to perform profitably, while generating excellent cash flows during the third quarter," said Gerald M. Glenn, CB&I's Chairman, President and CEO. "The strong backlog we had going into 2003 is now producing significant revenue growth as projects are put in place in the field."
    Revenues for the third quarter of 2003 grew 56% to $429.1 million from $275.8 million in the third quarter of 2002. Revenues increased more than 175% in the Company's Europe, Africa, Middle East (EAME) segment, due to strong backlog going into the year and the inclusion of post-acquisition revenues from the John Brown Hydrocarbons Limited acquisition made on May 30, 2003. Revenues more than doubled in the Asia Pacific (AP) segment, due primarily to large projects now under way in China and Australia. Revenues increased in North America, due mainly to a higher volume of process-related work, but declined slightly in the Central and South America (CSA) segment as a result of lower new awards in certain Latin American markets. Revenues for the first nine months of 2003 increased 39% to $1.14 billion compared with $819.8 million for the comparable 2002 period.
    Gross profit for the three months ended Sept. 30, 2003 increased 35% to $51.5 million or 12.0% of revenues compared with 13.9% of revenues for the comparable period in 2002. Gross margin performance was consistent with the Company's business plan but was lower than the previous year due to the mix and timing of projects being executed in the period. For the first nine months of 2003, gross profit increased 26% to $140.5 million compared with $111.5 million in the first nine months of 2002.
    Third quarter 2003 income from operations increased 38% to $28.1 million compared with $20.3 million in third quarter 2002. North American results increased primarily due to the significantly higher volume of process-related EPC projects for the hydrocarbon industry. Higher revenues and project cost savings led to improved operating income in the EAME segment, while the AP segment benefited from several significant projects currently under way. Operating income declined in the CSA segment due to lower revenues. Third quarter income from operations benefited from a gain on the sale of real estate near the Company's Plainfield, Illinois, facility. For the first nine months of 2003, income from operations increased 31% to $73.2 million compared with $55.8 million in the year-earlier period.
    No exit costs or other special charges were recorded in the third quarter or first nine months of 2003. In 2002, the Company reported exit costs of $0.7 million in the third quarter and $3.0 million for the first nine months. The Company's overall effective tax rate was higher in the third quarter and nine months as a larger portion of 2003 earnings were generated in the United States.
    During the quarter, the Company completed a 9.9 million share follow-on equity offering, including 1.3 million shares sold as a result of the underwriters exercising their over-allotment option. CB&I sold 1 million primary shares in this offering.
    CB&I ended the third quarter with cash and cash equivalents of $95.4 million, compared with $57.4 million at the end of the second quarter and $86.5 million at Sept. 30, 2002. The Company realized proceeds in the third quarter of $20.3 million from the sale of primary shares. Subsequently, the Company used a portion of its cash during the fourth quarter to buy out the ownership of a minority interest which had been acquired in a December 2000 transaction. Capital expenditures in the third quarter of 2003 were $7.2 million compared with $4.7 million for the year-earlier period. Capital expenditures for the first nine months of 2003 were $27.6 million compared with $17.3 million in the comparable 2002 period. CB&I had cash in excess of debt of $15.0 million at Sept. 30, 2003, compared with debt in excess of cash of $24.3 million at the end of second quarter 2003.
    "Consistent, profitable growth has been one of our key strategic aims, and we are pleased with our continued progress," Glenn added. "For the first time in our recent history, CB&I's current worldwide employment has surpassed 10,000 people, and we certainly must acknowledge the contributions of all our employees in helping us to reach our business goals. As we continue to integrate our most recent acquisitions, we are confident our customers and shareholders alike will benefit from the additional skills, experience and breadth of service that we bring to the marketplace."

    Any statements made in this release that are not based on historical fact are forward-looking statements and represent management's best judgment as to what may occur in the future. The actual outcome and results are not guaranteed, are subject to risks, uncertainties and assumptions and may differ materially from what is expressed. A variety of factors could cause business conditions and results to differ materially from what is contained in the forward-looking statements including, but not limited to, the Company's ability to realize cost savings from its expected execution performance of contracts; the uncertain timing and the funding of new contract awards, and project cancellations and operating risks; cost overruns on fixed priced contracts; increased competition; fluctuating revenues resulting from a number of factors, including the cyclic nature of the individual markets in which the Company's customers operate; lower than expected activity in the hydrocarbon industry, demand from which is the largest component of the Company's revenue, or lower than expected growth in the Company's other primary end markets; the Company's ability to integrate and successfully operate acquired businesses and the risks associated with those businesses; and the ultimate outcome or effect of the pending FTC proceeding on the Company's business, financial condition and results of operations. Additional factors which could cause actual results to differ from such forward-looking statements are set forth in the Company's Prospectus filed on Form 424B3 with the SEC on June 27, 2003. The Company does not undertake to update any forward- looking statements contained herein, whether as a result of new information, future events or otherwise.

    CB&I is a global specialty engineering, procurement and construction (EPC) company serving customers in several primary end markets, including hydrocarbon exploration, production and refining; natural gas; water; and the energy sector in general. We offer a complete package of design, engineering, fabrication, construction and maintenance services. Our projects include hydrocarbon processing plants, LNG terminals and peak shaving plants, offshore structures, pipelines, bulk liquid terminals, water storage and treatment facilities, and other steel structures and their associated systems. Information about CB&I is available at www.CBIepc.com.

----------------------------------------------------------------

       CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF INCOME
              (in thousands, except per share data)

                          Three Months            Nine Months
                         Ended Sept. 30,         Ended Sept. 30,
                         2003      2002        2003        2002

Revenues             $429,123  $275,831  $1,140,741  $  819,789
Cost of revenues      377,610   237,564   1,000,212     708,294
                      -------   -------   ---------   ---------
 Gross profit          51,513    38,267     140,529     111,495
  % of Revenues         12.0%     13.9%       12.3%       13.6%

Selling and
 administrative
 expenses              25,050    16,830      68,135      51,652
  % of Revenues           5.8%     6.1%        6.0%        6.3%

Intangibles
 amortization             650       597       1,937       1,811

Other operating
 income, net           (2,249)     (228)     (2,730)       (751)

Exit costs                  -       727           -       3,001
                      -------   -------   ---------   ---------
 Income from
  operations           28,062    20,341      73,187      55,782

 % of Revenues           6.5%      7.4%        6.4%        6.8%

Interest expense       (1,648)   (1,814)     (4,893)     (5,456)
Interest income            85       360       1,061       1,044
                      -------   -------   ---------   ---------
 Income before
  taxes and
  minority interest    26,499    18,887      69,355      51,370

Income tax expense     (8,055)   (5,289)    (20,973)    (14,384)
                      -------   -------   ---------   ---------
 Income before
  minority interest    18,444    13,598      48,382      36,986

Minority interest in
 income                  (416)     (424)     (1,126)     (1,160)
                      -------   -------   ---------   ---------
  Net income         $ 18,028  $ 13,174  $   47,256  $   35,826
                      =======   =======   =========   =========

Net income per share
 Basic               $   0.39  $   0.30  $     1.05  $     0.84
 Diluted             $   0.37  $   0.29  $     1.00  $     0.81

Weighted average shares
 outstanding
  Basic                45,986    44,124      45,001      42,794
  Diluted              48,527    45,582      47,219      44,372

----------------------------------------------------------------

       CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
                      SEGMENT INFORMATION
                         (in thousands)

                                 Three Months Ended
                            Sept. 30,          Sept. 30,
                                2003               2002

NEW BUSINESS TAKEN(a)                  % of               % of
                                      Total              Total

North America               $305,376    69%    $363,194    83%
Europe/Africa/Middle East     77,413    17%      38,029     9%
Asia Pacific                  45,241    10%      15,719     4%
Central & South America       16,716     4%      18,541     4%
                             -------            -------
  Total                     $444,746           $435,483
                             =======            =======

REVENUES                               % of               % of
                                      Total              Total

North America               $256,222    60%    $193,875    70%
Europe/Africa/Middle East     92,771    22%      33,652    12%
Asia Pacific                  56,974    13%      23,802     9%
Central & South America       23,156     5%      24,502     9%
                             -------            -------
  Total                     $429,123           $275,831
                             =======            =======

INCOME FROM OPERATIONS                 % of               % of
Excluding Exit Costs                 Revenues           Revenues

North America               $ 21,255    8.3%   $ 14,126    7.3%
Europe/Africa/Middle East      2,691    2.9%      1,411    4.2%
Asia Pacific                   2,003    3.5%        787    3.3%
Central & South America        2,113    9.1%      4,744   19.4%
                             -------             -------
  Total                     $ 28,062    6.5%   $ 21,068    7.6%
                             =======             =======

EXIT COSTS                  $      -           $    727
                             =======             =======

INCOME FROM OPERATIONS

North America               $ 21,255           $ 13,626
Europe/Africa/Middle East      2,691              1,316
Asia Pacific                   2,003                715
Central & South America        2,113              4,684
                             -------             -------
  Total                     $ 28,062           $ 20,341
                             =======             =======


                                 Nine Months Ended
                            Sept. 30,          Sept. 30,
                                2003               2002

NEW BUSINESS TAKEN(a)                  % of               % of
                                      Total              Total

North America             $  859,100    66%  $  805,831    63%
Europe/Africa/Middle East    275,630    21%     259,377    21%
Asia Pacific                 114,980     9%     112,362     9%
Central & South America       58,354     4%      93,488     7%
                             -------            -------
  Total                   $1,308,064         $1,271,058
                           =========          =========

REVENUES                               % of               % of
                                      Total              Total

North America             $  699,418    61%  $  590,451    72%
Europe/Africa/Middle East    229,412    20%      89,247    11%
Asia Pacific                 149,580    13%      55,573     7%
Central & South America       62,331     6%      84,518    10%
                             -------            -------
  Total                   $1,140,741         $  819,789
                           =========          =========

INCOME FROM OPERATIONS                 % of               % of
Excluding Exit Costs                 Revenues         Revenues

North America               $ 50,905    7.3%   $ 37,378    6.3%
Europe/Africa/Middle East      8,594    3.7%      2,260    2.5%
Asia Pacific                   6,302    4.2%        595    1.1%
Central & South America        7,386   11.8%     18,550   21.9%
                             -------            -------
  Total                     $ 73,187    6.4%   $ 58,783    7.2%
                             =======            =======

EXIT COSTS                  $      -           $  3,001
                             =======            =======

INCOME FROM OPERATIONS

North America               $ 50,905           $ 35,332
Europe/Africa/Middle East      8,594              1,811
Asia Pacific                   6,302                394
Central & South America        7,386             18,245
                             -------            -------
  Total                     $ 73,187           $ 55,782
                             =======            =======

(a) New business taken represents the value of new project commitments received by the Company during a given period. Such commitments are included in backlog until work is performed and revenue recognized or until cancellation. Backlog may also fluctuate with currency movements.
----------------------------------------------------------------

       CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
              CONDENSED CONSOLIDATED BALANCE SHEETS
                         (in thousands)

                                       Sept. 30,       Dec. 31,
                                           2003           2002

ASSETS

Current assets                         $488,243       $382,423
Property and equipment, net             127,146        109,271
Goodwill and other intangibles, net     248,754        191,459
Other non-current assets                 44,018         57,283
                                        -------        -------

  Total assets                         $908,161       $740,436
                                        =======        =======

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities                    $400,435       $287,070
Long-term debt                           75,000         75,000
Other non-current liabilities            78,633         96,219
Shareholders' equity                    354,093        282,147
                                        -------        -------

  Total liabilities
  and shareholders' equity             $908,161       $740,436
                                        =======        =======

----------------------------------------------------------------

       CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
         CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                    AND OTHER FINANCIAL DATA
                         (in thousands)

                                               Nine Months
                                             Ended Sept. 30,
                                           2003           2002
CASH FLOWS

Cash flows from operating activities   $ 49,638       $ 47,745
Cash flows from investing activities    (75,545)       (28,461)
Cash flows from financing activities     18,752         16,738
                                        -------        -------

(Decrease)/increase in cash and cash
  equivalents                            (7,155)        36,022
Cash and cash equivalents,
  beginning of the year                 102,536         50,478
                                        -------        -------
Cash and cash equivalents,
  end of the period                    $ 95,381       $ 86,500
                                        =======        =======

OTHER FINANCIAL DATA

Depreciation and amortization expense  $ 15,559       $ 15,045
Capital expenditures                     27,586         17,311
Decrease/(increase) in receivables, net   7,784         (7,341)
(Increase)/decrease in contracts in
  progress, net                         (61,090)        17,318
Increase/(decrease) in accounts payable  31,069         (8,243)
                                        -------        -------
  Change in contract capital           $(22,237)      $  1,734
                                        =======        =======


    CONTACT: CB&I, The Woodlands
             Media: Bruce Steimle, 832-513-1111
             or
             Analysts: Marty Spake, 832-513-1245